                                                                       EXHIBIT 1

                      REPROP PLAN AND AGREEMENT OF MERGER

                                Between and Among


                               ACCEL, S.A. DE C.V.
                              A Mexican Corporation
                                     "Accel"

                              ELAMEX, S.A. DE C.V.
                              A Mexican Corporation
                                    "Elamex"

                                ELAMEX USA, CORP.
                     A Delaware Corporation and Wholly-owned
                       Subsidiary of Elamex, S.A. de C.V.
                                  "Elamex USA"

                                       and

                               REPROP CORPORATION
                     A Delaware Corporation and Wholly-owned
                        Subsidiary of Accel, S.A. de C.V.
                                    "Reprop"





                                  June 28, 2002

                                    Contents

1.   Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.   Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.1  Accel, S.A. de C.V . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.2  Elamex, S.A. de C.V. . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.3  Elamex USA, Corp . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.4  Reprop Corporation . . . . . . . . . . . . . . . . . . . . . . . . . 1


3.   Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     3.1  "Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     3.2  "Azar" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     3.3  "Azar Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.4  "Closing". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.5  "Effective Date and Time". . . . . . . . . . . . . . . . . . . . . . 2
     3.6  "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.7  "Escrow Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.8  "Escrowed Shares". . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.9  "Franklin Connections" . . . . . . . . . . . . . . . . . . . . . . . 2
     3.10 "Franklin Food Products" . . . . . . . . . . . . . . . . . . . . . . 2
     3.11 "Franklin Inmobiliarios" . . . . . . . . . . . . . . . . . . . . . . 2
     3.12 "Franklin Inmobiliarios Agreements". . . . . . . . . . . . . . . . . 2
     3.13 "Kids  Holding". . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     3.14 "Kids Holding Agreement" . . . . . . . . . . . . . . . . . . . . . . 2
     3.15 "Mt. Franklin  Holdings" . . . . . . . . . . . . . . . . . . . . . . 2
     3.16 "Mt. Franklin  Options". . . . . . . . . . . . . . . . . . . . . . . 3
     3.17 "Parties". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.18 "Reprop Shares". . . . . . . . . . . . . . . . . . . . . . . . . . . 3

 4.  Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

 5.  Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     5.1  Merger of Reprop With and Into Elamex USA; Elamex USA to be Surviving
     Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     5.2  Terms and Conditions of the Merger . . . . . . . . . . . . . . . . . 4
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          (b)  Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . 5
               (1)  Cancellation of Reprop Shares  . . . . . . . . . . . . . . 5
               (2)  Delivery of Elamex Shares to Accel . . . . . . . . . . . . 5
                    (A)  Shares Not Subject to Escrow  . . . . . . . . . . . . 5
                    (B)  Escrowed Shares . . . . . . . . . . . . . . . . . . . 5
          (c)  Certificate of Incorporation; No Change in Name . . . . . . . . 5
          (d)  Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          (e)  Directors and Officers  . . . . . . . . . . . . . . . . . . . . 5
     5.3  Representations and Warranties of Accel  . . . . . . . . . . . . . . 6
          (a)  Organization of Accel . . . . . . . . . . . . . . . . . . . . . 6


                                                                   Page i of iii
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          (b)  Authorization of Transaction; Vote of Accel as Sole Shareholder
               of Reprop in Favor of Merger. . . . . . . . . . . . . . . . . . 6
          (c)  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . 6
          (d)  No Pending or Threatened Litigation or Claims . . . . . . . . . 6
     5.4  Representations and Warranties of Elamex . . . . . . . . . . . . . . 6
          (a) Organization of Elamex . . . . . . . . . . . . . . . . . . . . . 7
          (b) Authorization of Transaction; Vote of Elamex as Sole Shareholder
              of Elamex USA  . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (c) Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 7
          (d) No Pending or Threatened Litigation or Claims  . . . . . . . . . 7
     5.5  Representations and Warranties of Elamex USA . . . . . . . . . . . . 7
          (a) Organization of Elamex USA . . . . . . . . . . . . . . . . . . . 7
          (b) Authorization of Transaction; Restricted Shares of Elamex, S.A.
          de C.V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (c) Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 8
          (d) No Pending or Threatened Litigation or Claims. . . . . . . . . . 8
          (e) Access to Information  . . . . . . . . . . . . . . . . . . . . . 8
          (f) No Representations . . . . . . . . . . . . . . . . . . . . . . . 8
     5.6  Representations and Warranties of Accel and Reprop . . . . . . . . . 8
          (a) Organization of Reprop . . . . . . . . . . . . . . . . . . . . . 8
          (b) Authorization of Transaction . . . . . . . . . . . . . . . . . . 8
          (c) Outstanding Reprop Shares; No Other Owner of Reprop Shares . . . 9
          (d) Financial Statements of Reprop . . . . . . . . . . . . . . . . . 9
          (e) Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 9
          (f) No Pending or Threatened Litigation or Claims  . . . . . . . . . 9
          (g) Mt. Franklin Options . . . . . . . . . . . . . . . . . . . . . . 9
          (h) Information About Elamex . . . . . . . . . . . . . . . . . . . . 9
          (i) Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (j) Manner of Offering . . . . . . . . . . . . . . . . . . . . . . .10
          (k) Restricted Shares; Not Registered with SEC or Any State. . . . .10
          (l) Disclosure of Information Concerning Franklin Food Products,
          Mt. Franklin Holdings, and Reprop. . . . . . . . . . . . . . . . . .10
     5.7  Conditions Precedent to Closing  . . . . . . . . . . . . . . . . . .10
          (a) Conditions Precedent to the Obligations of Elamex and Elamex
          USA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
          (b) Conditions Precedent to the Obligations of Accel and Reprop. . .11
     5.8 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          (a) Entire Agreement; Integration. . . . . . . . . . . . . . . . . .12
          (b) Survival of Representations and Warranties . . . . . . . . . . .12
          (c) Binding Nature; No Assignments . . . . . . . . . . . . . . . . .12
          (d) Further Action . . . . . . . . . . . . . . . . . . . . . . . . .12
          (e) Time is of the Essence . . . . . . . . . . . . . . . . . . . . .12
          (f) Amendments, Modifications, Approvals, and Consents . . . . . . .12
          (g) Parties in Interest; No Third-Party Beneficiaries. . . . . . . .13
          (h) Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
          (i) Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . .13
          (j) No Brokerage Commissions, Finders Fees, or Similar Costs . . . .13
          (k) Attorneys Fees . . . . . . . . . . . . . . . . . . . . . . . . .14
          (l) Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .14
          (m) Construction . . . . . . . . . . . . . . . . . . . . . . . . . .14
          (n) Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . .14
          (o) Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . .15


                                                         Contents Page ii of iii

          (p) No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
          (q) Severability . . . . . . . . . . . . . . . . . . . . . . . . . .15
          (r) Covenant of Good Faith . . . . . . . . . . . . . . . . . . . . .16
          (s) Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . .16
          (t) Titles and Captions. . . . . . . . . . . . . . . . . . . . . . .16
          (u) Pronouns and Plurals . . . . . . . . . . . . . . . . . . . . . .16
          (v) Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .16

Exhibit A - Form of Escrow Agreement . . . . . . . . . . . . . . . . . . . . . A

Exhibit B - Mt. Franklin Options . . . . . . . . . . . . . . . . . . . . . . . B










                                                        Contents Page iii of iii

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REPROP PLAN AND AGREEMENT OF MERGER

1.    DATE: June 28, 2002

2.    PARTIES:

      2.1 ACCEL, S.A. DE C.V., a Mexican corporation having a mailing address of Attention: Carlos G. Hernandez, Circuito 5 Del Parque Industrial Las Americas S/N, Col. Panamericana, Chihuahua, Chih., C.P. 31201, Mexico, and a facsimile (fax) number of (915) 542-1456 (herein "Accel").

      2.2 ELAMEX, S.A. DE C.V., a Mexican corporation having a mailing address of Attention: Richard P. Spencer, Elamex Third Floor, 4171 N. Mesa, Building D, El Paso, Texas 79902, and a facsimile (fax) number of
            (915) 351-3895 (herein "Elamex").

      2.3 ELAMEX USA, CORP., a Delaware corporation and wholly-owned subsidiary of Elamex, S.A. de C.V., having a mailing address of
            Attention: Richard P. Spencer, Elamex Third Floor, 4171 N. Mesa, Building D, El Paso, Texas 79902, and a facsimile (fax) number of
            (915) 351-3895 (herein "Elamex USA" or the "Surviving Corporation").

      2.4 REPROP CORPORATION, a Delaware corporation and wholly-owned subsidiary of Accel, having a mailing address of Attention: Carlos
            G. Hernandez, 4171 N. Mesa, Building D, Fifth Floor, El Paso, Texas 79902, and a facsimile (fax) number of (915) 542-1456 (herein "Reprop" or the "Merged Corporation").

3. DEFINED TERMS: The terms defined in this Part 3 shall have the meanings herein specified for all purposes of this Agreement, unless the context clearly otherwise requires:

      3.1 "AGREEMENT" or "Reprop Merger Agreement" means this Reprop Plan and Agreement of Merger together with and including any and all attachments, appendices, or exhibits referred to herein and any and all modifications, alterations, amendments, and supplements hereto--all of which shall be deemed for all purposes of this Agreement to have been incorporated in this Agreement by this reference as if separately spelled out in this Agreement. The words "hereby," "herein," "hereof," "hereto," "hereunder," and "herewith" when used in this Agreement shall refer to and mean a reference to this entire Agreement unless restricted to a reference in context to a particular portion of this Agreement.

      3.2   "AZAR" means Azar Nut Company, a Delaware corporation.

      3.3 "AZAR AGREEMENT" means that certain agreement between Elamex USA and Azar dated on or as of June 28, 2002.

      3.4 "CLOSING" means the completion and closing of all of the actions and delivery of all of the documents and other items called for by this Agreement, which shall occur on Friday, June 28, 2002, at 10:00 a.m. local time, at the offices of Elamex USA, or such other day, date, time, and place as shall be mutually agreed upon by the Parties.

      3.5 "EFFECTIVE DATE AND TIME" means the close of business on Friday, June 28, 2002.

      3.6 "ESCROW AGENT" means that person or entity named as the escrow agent in the Escrow Agreement.

      3.7 "ESCROW AGREEMENT" means an escrow agreement in the form attached hereto as Exhibit A.

      3.8 "ESCROWED SHARES" means those restricted shares of common stock of Elamex, S.A. de C.V., to be delivered to the Escrow Agent (subject to the Escrow Agreement) at Closing in accordance with subsection 5.2(b)(2)(B) of this Agreement.

      3.9 "FRANKLIN CONNECTIONS" means Franklin Connections, LP, a Delaware limited partnership.

      3.10 "FRANKLIN FOOD PRODUCTS" means Franklin Food Products LLC, a Delaware limited liability company.

      3.11 "FRANKLIN INMOBILIARIOS" means Franklin Inmobiliarios, S.A. de C.V., a Mexican corporation.

      3.12 "FRANKLIN INMOBILIARIOS AGREEMENTS" means those respective agreements between the owners of Franklin Inmobiliarios and Elamex USA dated on or as of June 28, 2002, which may include an option or options to acquire all of the ownership of Franklin Inmobiliarios with a closing thereon at a later date.

      3.13  "KIDS HOLDING" means Kids Holding Corp., a Delaware corporation.

      3.14 "KIDS HOLDING AGREEMENT" means that certain agreement between Elamex USA and Kids Holding dated on or as of June 28, 2002.

      3.15 "MT. FRANKLIN HOLDINGS" means Mt. Franklin Holdings, LLC, a Delaware limited liability company.

      3.16 "MT. FRANKLIN OPTIONS" means those options to purchase ownership units in Mt. Franklin Holdings listed in attached Exhibit B that were issued by Mt. Franklin Holdings pursuant to the Mt. Franklin Holdings, LLC Option and Bonus Plan or otherwise.

      3.17 "PARTIES" means the entities named in Part 2 hereof; and "Party" means any one of such Parties.

      3.18 "REPROP SHARES" means all of the issued and outstanding shares of capital stock or other evidence of ownership, power to vote, or control of Reprop-together with and including all other rights, interests, or claims relating to Reprop or the assets or operations of Reprop-owned of record, beneficially, or otherwise by Accel or any other persons or entities.

4.    RECITALS:

      4.1 Mt. Franklin Holdings is a holding company whose only activity is the ownership of 100% of Franklin Connections and its partners. Franklin Connections operates a retail nut and foodservice nut packaging and marketing company whose operations are located in El Paso, Texas, and a general line candy manufacturing facility in Juarez, Mexico. The nut business operates under the trade name "Azar Nuts" while the candy sector generally operates under the "Sunrise" trade name. In addition to the nut and candy operations, Franklin Connections has a small operation in El Paso involved in providing contract warehousing and distribution to other food companies.

      4.2 Mt. Franklin Holdings is presently owned 34.262% by Azar and 65.738% by Franklin Food Products. Franklin Food Products is presently owned 50.1% by Reprop Corporation and 49.9% by Kids Holding. Reprop Corporation is a wholly-owned subsidiary of Accel.

      4.3 Franklin Inmobiliarios owns the candy manufacturing building located in Juarez, Mexico. The process equipment and leasehold improvements for this building are owned by Franklin Connections. Franklin Inmobiliarios is owned 50% by Corporacion Chihuahua, a Mexican corporation that is an affiliate of Accel and Elamex USA-including one share owned by Eloy S. Vallina, and 50% by Naiv, S.A. de C.V., a Mexican corporation.

      4.4 Elamex USA desires to acquire all of the ownership of Mt. Franklin Holdings and thereby all of the ownership of Franklin Connections and its two partners. The acquisition of all of the ownership of Mt. Franklin Holdings will be accomplished pursuant to the Azar Agreement, the Kids Holding Agreement, and this Agreement.

      4.5 Elamex USA also desires to acquire all of the ownership of Franklin Inmobiliarios. The acquisition of all of the ownership of Franklin Inmobiliarios will be accomplished pursuant to the Franklin Inmobiliarios Agreements.

      4.6 The Parties desire to merge Reprop with and into Elamex USA pursuant to Delaware law and the terms and provisions of this Agreement, including the condition by Elamex USA that the Azar Agreement and Kids Holding Agreement shall have closed pursuant to their terms or as otherwise agreed by Elamex USA and that the Franklin Inmobi-liarios Agreements shall have been executed.

      4.7 The Parties have agreed that the Escrowed Shares, representing a portion of the shares due Accel in connection with the merger of its subsidiary Reprop with and into Elamex USA, shall be made subject to the terms and provisions set forth in the Escrow Agreement.

5. AGREEMENTS: NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, covenants, and provisions contained in this Agreement, together with other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby adopt the definitions set forth in Parts 2 and 3 hereof, acknowledge that the recitals in Part 4 are substantially correct, and further agree as follows:

      5.1 MERGER OF REPROP WITH AND INTO ELAMEX USA; ELAMEX USA TO BE SURVIVING CORPORATION. Subject to the other provisions hereof, Reprop shall be merged with and into Elamex USA, with Elamex USA being the Surviving Corporation. Such merger shall be effective for accounting and tax purposes as of the Effective Date and Time. It is the intent of the Parties that this merger be a tax free reorganization under Section 368(a)(2)(d) of the Internal Revenue Code of 1986, as amended.

      5.2   TERMS AND CONDITIONS OF THE MERGER.

            (A) GENERAL. The separate existence of Reprop, the Merged Corporation, shall cease as of the date the certificate of merger is issued in accordance with subsection 5.7(a)(1) hereof by the state of Delaware reflecting the merger of Reprop with and into Elamex USA; and Elamex USA, as the Surviving Corporation, shall succeed to all of the rights, privileges, immunities, franchises, and all of the real, personal, intangible, and mixed property of Reprop, the Merged Corporation, without the necessity of any separate deeds, transfers, or assignments. The Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Merged Corporation. Neither the rights of creditors nor any liens on the property of the Merged Corporation shall be impaired by this merger.

            (B) CONVERSION OF SHARES. All of the outstanding shares of Reprop, the Merged Corporation, shall be converted into three hundred sixty-six thousand eight hundred ninety-three (366,893) shares of the common stock of Elamex, the 100% owner of Elamex USA (the Surviving Corporation). The manner and basis of converting the shares of Reprop, the Merged Corporation, into shares of Elamex shall be as follows:

                  (1) CANCELLATION OF REPROP SHARES. All of the Reprop Shares shall be cancelled at Closing in accordance with subsection 5.7(a)(2) hereof.

                  (2) DELIVERY OF ELAMEX SHARES TO ACCEL. The three hundred sixty-six thousand eight hundred ninety-three (366,893) shares of the common stock of Elamex, the 100% owner of Elamex USA (the Surviving Corporation), shall be delivered to or for the benefit of Accel, the 100% owner of Reprop (the Merged Corporation), as follows:

                        (A) SHARES NOT SUBJECT TO ESCROW. Elamex USA shall deliver to Accel at Closing one certificate in the name of Accel representing Two Hundred Seventy-five Thousand One Hundred Seventy (275,170) restricted shares of the common stock of Elamex; AND

                        (B) ESCROWED SHARES. Elamex USA shall deliver to Escrow Agent (subject to the Escrow Agreement) at Closing one certificate in the name of Accel representing Ninety-one Thousand Seven Hundred Twenty-three (91,723) restricted shares of the common stock of Elamex.

            (C) CERTIFICATE OF INCORPORATION; NO CHANGE IN NAME. The Certificate of Incorporation of Elamex USA, the Surviving Corporation, shall continue without amendment to be Certificate of Incorporation of the Surviving Corporation following the merger. The name of the Surviving Corporation shall not be changed as a result of the merger.

            (D) BYLAWS. The Bylaws of Elamex USA, the Surviving Corporation, shall continue without amendment to be its Bylaws following the merger.

            (E) DIRECTORS AND OFFICERS. The directors and officers of Elamex USA, the Surviving Corporation, shall continue as the directors and officers of the Surviving Corporation for the unexpired terms of their respective offices or until their respective successors shall have been duly elected or appointed.

      5.3 REPRESENTATIONS AND WARRANTIES OF ACCEL. Accel represents and warrants to Elamex, Elamex USA, and Reprop that the following statements contained in this section 5.3 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the date of Closing:

            (A) ORGANIZATION OF ACCEL. Accel is a corporation, duly organized, validly existing, and in good standing under the applicable laws of the country of Mexico.

            (B) AUTHORIZATION OF TRANSACTION; VOTE OF ACCEL AS SOLE SHAREHOLDER OF REPROP IN FAVOR OF MERGER. Accel has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of Accel that would be necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including without limitation the approval of Accel's board of directors, has been duly taken. This Agreement constitutes the valid and legally binding obligation of Accel, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

                  Accel is the sole shareholder of Reprop. Accel, by executing this Agreement, does hereby vote all shares of Reprop in favor of the merger of Reprop with and into Elamex USA as described herein, and this paragraph shall be deemed for all purposes as a unanimous consent in lieu of meeting of the Reprop shareholders voting in favor of the merger of Reprop with and into Elamex USA as described herein.

            (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Accel is a party.

            (D) NO PENDING OR THREATENED LITIGATION OR CLAIMS. To the knowledge of Accel, there is no pending or threatened litigation or claim against Accel which would have a material adverse effect on the transactions contemplated by this Agreement.

      5.4 REPRESENTATIONS AND WARRANTIES OF ELAMEX. Elamex represents and warrants to Accel and Reprop that the following statements contained in this section 5.4 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the date of Closing:

            (A) ORGANIZATION OF ELAMEX. Elamex is a corporation, duly organized, validly existing, and in good standing under the applicable laws of the country of Mexico.

            (B) AUTHORIZATION OF TRANSACTION; VOTE OF ELAMEX AS SOLE SHAREHOLDER OF ELAMEX USA IN FAVOR OF MERGER. Elamex has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of Elamex that would be necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including without limitation the approval of Elamex's board of directors, has been duly taken. This Agreement constitutes the valid and legally binding obligation of Elamex, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

                  Elamex is the sole shareholder of Elamex USA. Elamex, by executing this Agreement, does hereby vote all shares of Elamex USA in favor of the merger of Reprop with and into Elamex USA as described herein, and this paragraph shall be deemed for all purposes as a unanimous consent in lieu of meeting of the Elamex USA shareholders voting in favor of the merger of Reprop with and into Elamex USA as described herein.

            (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Elamex is a party.

            (D) NO PENDING OR THREATENED LITIGATION OR CLAIMS. There is no pending or threatened litigation or claim against Elamex.

      5.5 REPRESENTATIONS AND WARRANTIES OF ELAMEX USA. Elamex USA represents and warrants to Accel, Elamex, and Reprop that the following statements contained in this section 5.5 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the date of Closing:

            (A) ORGANIZATION OF ELAMEX USA. Elamex USA is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware.

            (B) AUTHORIZATION OF TRANSACTION; RESTRICTED SHARES OF ELAMEX, S.A. DE C.V. Elamex USA has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of Elamex USA that would be necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including without limitation the approval of Elamex USA's board of directors, has been duly taken. This Agreement constitutes the valid and legally binding obligation of Elamex USA, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

                  Elamex USA shall purchase for cash from Elamex all of the shares of common stock of Elamex to be delivered to or for the benefit of Accel by Elamex USA at Closing pursuant to section
                  5.2 hereof, and at Closing all such shares shall be duly authorized, validly issued, nonassessable, free of all liens or other encumbrances, and restricted as herein set forth.

            (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Elamex USA is a party.

            (D) NO PENDING OR THREATENED LITIGATION OR CLAIMS. There is no pending or threatened litigation or claim against Elamex USA.

            (E) ACCESS TO INFORMATION. Elamex USA has had access to all documents, records, books and other information pertaining to Franklin Food Products, Mt. Franklin Holdings, and Reprop that it has desired to review, and there are no additional materials or documents that have been sought by Elamex USA that have not been available to Elamex USA.

            (F) NO REPRESENTATIONS. Except for the representations and warranties expressly set forth in this Agreement, Elamex USA has not and will not rely on any representation by Accel or Reprop regarding Reprop, Franklin Food Products, or Mt. Franklin Holdings, or its or their financial condition or operations.

      5.6 REPRESENTATIONS AND WARRANTIES OF ACCEL AND REPROP. Accel and Reprop represent and warrant to Elamex USA that the statements contained in this section 5.6 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the date of Closing:

            (A) ORGANIZATION OF REPROP. Reprop is corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware.

            (B) AUTHORIZATION OF TRANSACTION. Reprop has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This

                  Agreement constitutes the valid and legally binding obligation of Reprop, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

            (C) OUTSTANDING REPROP SHARES; NO OTHER OWNER OF REPROP SHARES. There are presently one thousand (1,000) issued and outstanding Reprop Shares. There is no owner of any of the Reprop Shares other than Accel.

            (D) FINANCIAL STATEMENTS OF REPROP. Reprop has provided Elamex USA with copies of certain financial statements of Reprop, and such financial statements properly reflect the financial position and operations of Reprop as of the date of such information and for the periods therein ended. There are no taxes payable by Reprop that are not disclosed in such financial statements.

            (E) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Reprop is a party.

            (F) NO PENDING OR THREATENED LITIGATION OR CLAIMS. To the knowledge of Accel and Reprop, there is no pending or threatened litigation or claim against Reprop which would have a material adverse effect on the transactions contemplated by this Agreement.

            (G) MT. FRANKLIN OPTIONS. To the knowledge of Accel and Reprop, the only issued and outstanding options to purchase ownership units in Mt. Franklin Holdings are the Mt. Franklin Options listed in attached Exhibit B that were issued by Mt. Franklin Holdings.

            (H) INFORMATION ABOUT ELAMEX. Accel and Reprop hereby acknowledge that they have had an opportunity to review all pertinent facts concerning an investment in the shares of Elamex and to ask questions of and receive answers from Elamex USA or Elamex concerning the terms and conditions of this Agreement, the financial status and operations of Elamex and to obtain any additional information they considered necessary to verify the accuracy of any information publicly available or provided to them by Elamex USA or Elamex.

            (I) INVESTMENT. To the extent Accel acquires restricted shares of Elamex pursuant to this Agreement, Accel will acquire all such shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Accel understands that the restricted shares of Elamex have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

            (J) MANNER OF OFFERING. At no time was Accel or Reprop presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general solicitation or advertising.

            (K) RESTRICTED SHARES; NOT REGISTERED WITH SEC OR ANY STATE. Accel understands that the shares of Elamex have not been registered under the Securities Act, or the securities laws of any state, in reliance upon exemptions from registration there-under, and it understands and agrees that the shares of Elamex may not be sold, offered for sale, transferred, pledged, hypothecated, or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws. Accel has been advised that Elamex has no obligation and does not intend to cause the shares of Elamex to be registered under the Securities Act (or the securities laws of any state). Accel understands that it may not be possible to liquidate an investment in the shares of Elamex on an emergency basis. Accel understands the legal consequences of the foregoing to mean that it must bear the economic risk of its investment in the shares of Elamex for an indefinite period of time. Accel is aware (i) of the limitations and applicability of SEC Rule 144, (ii) that Elamex may intervene in the event of attempts to improperly transfer any such shares, and (iii) that a restrictive legend will be placed on certificate representing such shares.

            (L) DISCLOSURE OF INFORMATION CONCERNING FRANKLIN FOOD PRODUCTS, MT. FRANKLIN HOLDINGS, AND Reprop. Accel and Reprop have provided Elamex USA with all information requested by Elamex USA regarding the assets and operations of Franklin Food Products, Mt. Franklin Holdings, and Reprop. All such information provided by Accel and Reprop has been true and accurate to the best knowledge and belief of Accel and Reprop.

      5.7 CONDITIONS PRECEDENT TO CLOSING. The following conditions must be met by the Parties at Closing.

            (A) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ELAMEX AND ELAMEX USA. The obligations of Elamex and Elamex USA to consummate the transactions to be performed by them in connection with the Closing of this Agreement are subject to satisfaction of the following conditions or waiver thereof by Elamex and Elamex USA:

                                                                        10 of 17

                  (1) A certificate of merger shall have been issued by the state of Delaware reflecting the merger of Reprop with and into Elamex USA-with Elamex USA as the Surviving Corporation; AND

                  (2) The certificates representing all of the Reprop Shares shall have been cancelled to the satisfaction of Elamex USA; AND

                  (3) The Azar Agreement shall have closed to the satisfaction of Elamex USA; AND

                  (4) The Kids Holding Agreement shall have closed to the satisfaction of Elamex USA; AND

                  (5) The Franklin Inmobiliarios Agreements shall have been executed; AND

                  (6) JPMorgan Chase Bank shall have provided a commitment letter to extend its $7,000,000 line of credit to Franklin Connections through April 15, 2003, on terms substantially unchanged; AND

                  (7) The representations and warranties of Accel and Reprop set forth in sections 5.3 and 5.6 herein shall be true, correct, and complete as of the date of Closing as evidenced by a certificate or certificates in form and substance reasonably satisfactory to Elamex and Elamex USA.

            (B) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACCEL AND REPROP. The obligations of Accel and Reprop to consummate the transactions to be performed by them in connection with the Closing of this Agreement are subject to satisfaction of the following conditions or waiver thereof by Accel and Reprop:

                  (1) Pursuant to subsection 5.2(b)(2) hereof, Elamex USA shall have :

                        (A) SHARES NOT SUBJECT TO ESCROW. Delivered to Accel at Closing one certificate in the name of Accel representing Two Hundred Seventy-five Thousand One Hundred Seventy (275,170) restricted shares of the common stock of Elamex; AND

                        (B) ESCROWED SHARES. Delivered to Escrow Agent (subject to the Escrow Agreement) at Closing one certificate in the name of Accel representing Ninety-one Thousand Seven Hundred Twenty-three (91,723) restricted shares of the common stock of Elamex; AND

                                                                        11 of 17

                  (2) The representations and warranties of Elamex and Elamex USA set forth in sections 5.4 and 5.5 herein shall be true, correct, and complete as of the date of Closing as evidenced by a certificate or certificates in form and substance reasonably satisfactory to Accel and Reprop.

      5.8   MISCELLANEOUS:

            (A) ENTIRE AGREEMENT; INTEGRATION. This Agreement and the Escrow Agreement constitute the entire agreement between and among the Parties pertaining to the subject matter hereof, and supersedes all written or oral, prior, or contemporaneous agreements, representations, warranties, or understandings of the Parties pertaining or with respect thereto. No covenant, representation, or condition not expressed herein shall affect or be deemed to interpret, change, or restrict the express provisions hereof.

            (B) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement and shall not be deemed merged into any documents delivered at the time of such execution and delivery of this Agreement or the closing hereunder.

            (C) BINDING NATURE; NO ASSIGNMENTS. The covenants and agreements contained herein shall bind and inure to the benefit of the Parties hereto, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns; provided, however, that nothing in this subsection shall be deemed to permit the conveyance, transfer, assignment, or delegation, expressly, by operation of law, or otherwise, by any Party of any right or interest herein without the prior written consent of the other Party. Anything herein to the contrary notwithstanding, however, no permitted assignment or other disposition of all or any part of a Party's interests herein shall relieve such Party of its obligations hereunder.

            (D) FURTHER ACTION. The Parties each agree to execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary and appropriate to achieve the purposes hereof.

            (E)   TIME IS OF THE ESSENCE. Time is of the essence in this
                  Agreement.

            (F) AMENDMENTS, MODIFICATIONS, APPROVALS, AND CONSENTS. Any amendment, modification, alteration, or supplement hereto, or any approval or consent requested of any Party, shall be ineffective unless it is in writing and signed by the Party against whom enforcement is sought.

            (G) PARTIES IN INTEREST; NO THIRD-PARTY BENEFICIARIES. Except as specifically set forth herein, nothing in this Agreement is intended to confer any right or remedy under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over or against any Party to this Agreement.

            (H) NOTICES. Any notice, consent, request, directive, demand, or other communication made hereunder, pursuant hereto, or in accordance herewith by any Party intended for any other Party shall be in writing and shall be physically delivered, sent by facsimile (fax) if a fax number is included for the other Party in part 2 hereof, or sent by registered or certified mail, properly addressed and return receipt requested with postage prepaid, to such other Party at the address set forth in Part 2 hereof, unless such other Party shall have previously designated a different address or fax number by due notice hereunder.

                  Notices hereunder that are physically delivered shall be deemed effective and complete at the time of the delivery thereof with written evidence of such delivery. Notices hereunder that are given by facsimile (fax) shall be deemed effective and complete at the time such facsimile (fax) is successfully sent with printed or written evidence of such successful sending. Notices hereunder that are given by mail shall be deemed effective and complete as of the applicable delivery date set forth on the requested return receipt.

            (I) COSTS AND EXPENSES. Except as may be otherwise specifically set forth herein or as otherwise agreed to by the Parties, each Party shall bear its own costs and expenses (including attorneys and accountants fees and costs) in connection herewith and in connection with all things required to be done by such Party hereunder.

            (J) NO BROKERAGE COMMISSIONS, FINDERS FEES, OR SIMILAR COSTS. Each of the Parties hereby represents and warrants that there is no claim for brokerage commissions, finders fees, or similar costs or fees in connection with the transactions contemplated by this Agreement. Each of the Parties hereto will pay or discharge, and will indemnify, defend, and hold harmless the other Party from and against, any and all claims for any such brokerage commissions, finders fees, or similar costs or fees incurred by reason of any action taken by such indemnifying Party.

            (K) ATTORNEYS FEES. If any legal action or other proceeding is brought or commenced by any Party to enforce any of the terms hereof because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to receive as additional compensation hereunder or as additional damages under such action all necessary and reasonable attorneys fees, expenses, and costs, both before and after judgment, in addition to any other relief to which such Party may be entitled.

            (L) GOVERNING LAW. This Agreement shall be governed in all respects and construed according to the laws of the state of Texas applied to contracts made and to be fully performed entirely within the state of Texas between residents of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas, unless any obligations hereunder shall be invalid or unenforceable under such laws, in which event the laws of the state whose laws can apply to and validate the obligations hereunder shall apply. This Agreement shall be deemed executed in El Paso, Texas.

            (M) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever used herein, the word "or" shall mean "and/or," unless the context clearly otherwise requires. Whenever used herein, the word "including" shall mean "including without limitation," and the word "include" shall mean "include without limitation."

            (N) RIGHTS AND REMEDIES. The rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions. Each of the Parties confirms that damages may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threatened breach of any provision hereof, it being the intention of this subsection 5.12(n) to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder shall be enforceable in equity as well as at law or otherwise.

            (O) ARBITRATION. Anything herein to the contrary notwithstanding, any controversy or dispute arising out of or relating to this Agreement or its subject matter which the Parties are unable to resolve within thirty (30) days after written notice by one Party to the other Party of the existence of such controversy or dispute, may be submitted to binding arbitration by any Party. If so submitted to arbitration, the matter shall be finally settled by binding arbitration conducted in accordance with the then current rules and procedures of the American Arbitration Association. Such arbitration shall take place in El Paso, Texas. The decision by the arbitrator on any matter submitted to arbitration shall be binding and conclusive upon the Parties, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, as the case may be, and they shall comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the state and federal courts within the state of Texas for the entry of judgment with respect to the decision of the arbitrator hereunder. Judgment upon the award may be entered in any state or federal court within the state of Texas or any other court having jurisdiction.

            (P) NO WAIVER. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, term, or condition hereof or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, duty, agreement, term, or condition, whether or not similar. Any Party by notice pursuant to the terms hereof may, but shall be under no obligation, waive any of its rights or any condition or conditions to its obligations hereunder, or any covenant, duty, agreement, term, or condition of any other Party. No waiver shall constitute a continuing waiver or affect or alter the remainder hereof, and each and every other covenant, duty, agreement, term, and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

            (Q) SEVERABILITY. In the event that any condition, covenant, term, or other provision contained herein is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder hereof and shall in no way affect any other condition, covenant, term, or provision contained herein. If such condition, covenant, term, or other provision shall be deemed invalid due to its scope and breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

            (R) COVENANT OF GOOD FAITH. Each Party agrees to act reasonably and in good faith in the performance of any acts required of such Party hereunder.

            (S) FORCE MAJEURE. No Party shall be responsible for delays or failure in performance resulting from acts beyond the reasonable control of such Party. Such acts shall include acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental regulation imposed after the fact, fires, communication line failures, power failures, earthquakes, or other disasters.

            (T) TITLES AND CAPTIONS. All part, section, subsection, and other titles, headings, and captions herein are included for purposes of convenience only, and shall not be deemed a part hereof and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof.

            (U) PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

            (V) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement binding on the executing Parties if each Party named in Part 2 hereof shall have executed at least one counterpart signature page of this Agreement notwithstanding that all of the Parties are not signatories of the same full copy of this Agreement or the same counterpart signature page of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement on or as of the date first set forth above.


        "ACCEL"                        ACCEL, S.A. DE C.V.
                                      A Mexican Corporation




                                 By /s/ Carlos G. Hernandez
                                   ------------------------------
                                        Carlos G. Hernandez
                                             President

        "ELAMEX"                       ELAMEX, S.A. DE C.V.
                                      A Mexican Corporation



                                 By /s/ Richard P. Spencer
                                   ------------------------------
                                        Richard P. Spencer
                                             President


     "ELAMEX USA"                       ELAMEX, S.A. DE C.V.
                                      A Delaware Corporation



                                 By /s/ Richard P. Spencer
                                   ------------------------------
                                        Richard P. Spencer
                                             President


        "REPROP"                       ELAMEX, S.A. DE C.V.
                                      A Delaware Corporation



                                 By /s/ Richard P. Spencer
                                   ------------------------------
                                        Richard P. Spencer
                                             President

                      EXHIBIT A - FORM OF ESCROW AGREEMENT


















                                                                       Exhibit A

                        EXHIBIT B - MT. FRANKLIN OPTIONS


Management Options - Pre-2000:                                        Mt. Franklin Time Options @ $12.87:

    Representing 70,730 Options held by Azar in Mt. Frank-               Thomas J. Benson . . . . . . . . . . . .    18,000
    lin Holdings that were exercisable only to the extent that           Richard D. Condie. . . . . . . . . . . .    32,000
    the following "mirror options" held by the individuals               Richard Bookout. . . . . . . . . . . . .    12,000
    named below in Azar were exercised:                                  Robert Clements. . . . . . . . . . . . .    12,000
                                                                         Kurt Schultz . . . . . . . . . . . . . .     3,000
    Thomas J. Benson . . . . . . . . . . . .    17,520                   Jesus Alvarez-Morodo . . . . . . . . . .    50,000
    Richard D. Condie. . . . . . . . . . . .    38,210
    Richard Bookout. . . . . . . . . . . . .     7,500                   Total  . . . . . . . . . . . . . . . . .   127,000
    Robert Clements. . . . . . . . . . . . .     7,500

        Total. . . . . . . . . . . . . . . .    70,730


Non-management Options - Pre-2000:                                    Mt. Franklin Performance Options @ $12.87:

    Representing 32,600 Options held by Azar in Mt. Frank-               Thomas J. Benson . . . . . . . . . . . .    25,000
    lin Holdings that were exercisable only to the extent that           Richard D. Condie. . . . . . . . . . . .    43,000
    the following "mirror options" held by the individuals               Michael D. Empson  . . . . . . . . . . .     1,000
    named below in Azar were exercised:                                  Richard Bookout. . . . . . . . . . . . .    18,000
                                                                         Robert Clements. . . . . . . . . . . . .    18,000
    Estate of Edward S. Bottum . . . . . . .     4,680                   Gary J. Stewart. . . . . . . . . . . . .     5,000
    Charles A. Brickman  . . . . . . . . . .     5,160                   Kurt Schultz . . . . . . . . . . . . . .     1,800
    Byram E. Dickes. . . . . . . . . . . . .    20,360                   John Gomila. . . . . . . . . . . . . . .     3,000
    F. Samuel Smith  . . . . . . . . . . . .     1,200                   Linda Kern . . . . . . . . . . . . . . .     8,000
    Albertus W. van den Broek. . . . . . . .     1,200                   Charlie Mayer. . . . . . . . . . . . . .     1,000
                                                                         Steve Norman . . . . . . . . . . . . . .     2,000
                                                                         Mel Warnecke . . . . . . . . . . . . . .       500
        Total. . . . . . . . . . . . . . . .    32,600                   Santiago Echeverry . . . . . . . . . . .     4,000
                                                                         Mary Shanks. . . . . . . . . . . . . . .     2,000
                                                                         Luis Acosta. . . . . . . . . . . . . . .     2,000
                                                                         Grant Basset . . . . . . . . . . . . . .     2,000
                                                                         David Stewart. . . . . . . . . . . . . .     2,000
                                                                         Cynthia Lackey . . . . . . . . . . . . .     1,000
                                                                         Jeff Harris. . . . . . . . . . . . . . .     1,000
                                                                         Ron Katula . . . . . . . . . . . . . . .       200
                                                                         Sam Maki . . . . . . . . . . . . . . . .     2,000
                                                                         Gary Wilhite . . . . . . . . . . . . . .     1,500
                                                                         Alex Chimens . . . . . . . . . . . . . .     1,500
                                                                         Larry Lamarre  . . . . . . . . . . . . .     1,500
                                                                         Jim Scott. . . . . . . . . . . . . . . .     1,500

                                                                                Total . . . . . . . . . . . . . .   148,500

                                                                       Exhibit B

                             ESCROW AGREEMENT-REPROP

                                Between and Among


                               ACCEL, S.A. DE C.V.
                              A Mexican Corporation
                                     "Accel"

                              ELAMEX, S.A. DE C.V.
                              A Mexican Corporation
                                    "Elamex"

                                ELAMEX USA, CORP.
                     A Delaware Corporation and Wholly-owned
                       Subsidiary of Elamex, S.A. de C.V.
                                  "Elamex USA"

                               REPROP CORPORATION
                     A Delaware Corporation and Wholly-owned
                        Subsidiary of Accel, S.A. de C.V.
                                    "Reprop"

                                       and

                              KREGE B. CHRISTENSEN
                                 Attorney at Law
                                 "Escrow Agent"



                                  June 28, 2002


                                    Contents
                                                                                       Page
                                                                                       ----
1.     Date ............................................................................1

2.     Parties .........................................................................1
       2.1    Accel, S.A. de C.V .......................................................1
       2.2    Elamex, S.A. de C.V ......................................................1
       2.3    Elamex USA, Corp. ........................................................1
       2.4    Reprop Corporation .......................................................1
       2.5    Krege B. Christensen .....................................................1

3.     Defined  Terms ..................................................................1
       3.1    "Agreement" ..............................................................1
       3.2    "Escrowed Shares" ........................................................2
       3.3    "Reprop Merger Agreement" ................................................2
       3.4    "Parties" ................................................................2

4.     Recitals ........................................................................2

5.     Agreements ......................................................................3
       5.1    Deposit of Escrowed Shares ...............................................3
       5.2    Terms of Escrow ..........................................................3
              (a)    Holding of Escrowed Shares by Escrow Agent ........................3
              (b)    Delivery of Escrowed Shares by Escrow Agent .......................3
                     (1)    Additional Defined Terms ...................................3
                            (A)    "Franklin Audited Net Income (Loss) for 2002" .......3
                            (B)    "Franklin Audited Net Income for 2003" ..............4
                            (C)    "Franklin Base Net Loss for 2002" ...................4
                            (D)    "Franklin Gross Loss for 2002" ......................4
                            (E)    "Franklin Claw-Back Loss" ...........................4
                     (2)    Determination of Franklin Audited Net Income (Loss)
                            for 2002 ...................................................5
                     (3)    Delivery of Escrowed Shares IF Franklin Audited Net
                            Income (Loss) for 2002 is ($1,220,000) or Less .............5
                     (4)    Delivery of Escrowed Shares IF Franklin Audited Net
                            Income (Loss) for 2002 is Greater Than ($1,220,000) ........5
                            (A) Determination of Franklin Audited Net Income for
                                2003 ...................................................6
                            (B) Determination of Franklin Claw-Back Loss ...............6
                            (C) IF Franklin Claw-Back Loss is ($3,341,991.06) or
                                Greater ................................................6
                            (D) IF Franklin Claw-Back Loss is Greater than $0.00
                                But Less Than ($3,341,991.06) ..........................6

              (c)    Right of Accel to Purchase Escrowed Shares ........................8
              (d)    Additional Understandings Between Elamex USA and Accel ............8
       5.3    Duties and Obligations of Escrow Agent ...................................9
              (a)    Specifically Provided Duties and Obligations ......................9
              (b)    Advice of Counsel ................................................10
              (c)    Not Bound by Other Agreements; Amendment to this Agreement .......10
              (d)    Uncertain or Conflicting Demands .................................10

                                                                    Page i of ii

              (e)    Reliance Upon Written Documents ..................................10
              (f)    No Required Legal Proceedings ....................................10
              (g)    Resignation of Escrow Agent; Replacement of Escrow Agent .........11
              (h)    No Fiduciary Duty by Escrow Agent to Elamex USA or Accel .........11
       5.4    Escrow Agent Compensation and Expenses ..................................11
       5.5    Indemnification .........................................................11
       5.6    Miscellaneous ...........................................................12
              (a)    Entire Agreement; Integration ....................................12
              (b)    Survival of Representations and Warranties .......................12
              (c)    Binding Nature; No Assignments ...................................12
              (d)    Further Action ...................................................12
              (e)    Time is of the Essence ...........................................13
              (f)    Amendments, Modifications, Approvals, and Consents ...............13
              (g)    Parties in Interest; No Third-Party Beneficiaries ................13
              (h)    Notices ..........................................................13
              (i)    Costs and Expenses ...............................................13
              (j)    No Brokerage Commissions, Finders Fees, or Similar Costs .........14
              (k)    Attorneys Fees ...................................................14
              (l)    Governing Law ....................................................14
              (m)    Construction .....................................................14
              (n)    Rights and Remedies ..............................................15
              (o)    Arbitration ......................................................15
              (p)    No Waiver ........................................................15
              (q)    Severability .....................................................16
              (r)    Covenant of Good Faith ...........................................16
              (s)    Force Majeure ....................................................16
              (t)    Titles and Captions ..............................................16
              (u)    Pronouns and Plurals .............................................16
              (v)    Counterparts .....................................................16

                                                                   Page ii of ii

                             ESCROW AGREEMENT-REPROP

1.   DATE: June 28, 2002

2.   PARTIES:

     2.1  ACCEL, S.A. DE C.V., a Mexican corporation having a mailing address of
          Attention: Carlos G. Hernandez, Circuito 5 Del Parque Industrial Las Americas S/N, Col. Panamericana, Chihuahua, Chih., C.P. 31201, Mexico, and a facsimile (fax) number of (915) 542-1456 (herein "Accel").

     2.2 ELAMEX, S.A. DE C.V., a Mexican corporation having a mailing address of Attention: Richard P. Spencer, Elamex Third Floor, 4171 N. Mesa, Building D, El Paso, Texas 79902, and a facsimile (fax) number of
          (915) 351-3895 (herein "Elamex").

     2.3 ELAMEX USA, CORP., a Delaware corporation and wholly-owned subsidiary of Elamex, S.A. de C.V., having a mailing address of Attention:
          Richard P. Spencer, Elamex Third Floor, 4171 N. Mesa, Building D, El Paso, Texas 79902, and a facsimile (fax) number of (915) 351-3895 (herein "Elamex USA").

     2.4 REPROP CORPORATION, a Delaware corporation, having a mailing address of Attention: Carlos G. Hernandez, 4171 N. Mesa, Building D, Fifth Floor, El Paso, Texas 79902, and a facsimile (fax) number of (915) 542-1456 (herein "Reprop").

     2.5 KREGE B. CHRISTENSEN, Attorney at Law, having a mailing address of 2355 South 1100 West, Woods Cross, Utah 84087, and a facsimile (fax) number of (801) 295-5288 (herein "Escrow Agent").

3. DEFINED TERMS: The terms defined in this Part 3 shall have the meanings herein specified for all purposes of this Agreement, unless the context clearly otherwise requires:

     3.1 "AGREEMENT" or "Escrow Agreement-Reprop" means this Escrow Agreement-Reprop together with and including any and all attachments, appendices, or exhibits referred to herein and any and all modifications, alterations, amendments, and supplements hereto--all of which shall be deemed for all purposes of this Agreement to have been incorporated in this Agreement by this reference as if separately spelled out in this Agreement. The words "hereby," "herein," "hereof," "hereto," "hereunder," and "herewith" when used in this Agreement shall refer to and mean a reference to this entire Agreement unless restricted to a reference in context to a particular portion of this Agreement.

     3.2 "ESCROWED SHARES" means those Ninety-one Thousand Seven Hundred Twenty-three (91,723) restricted shares of common stock of Elamex delivered to Escrow Agent and subject to this Agreement pursuant to subsection 5.2(b)(2)(B) of the Reprop Merger Agreement, together with and including any related stock powers and any stock dividends or other distributions relating thereto.

     3.3 "REPROP MERGER AGREEMENT" means that certain plan and agreement of merger between and among Accel, Elamex, Elamex USA, and Reprop dated on or as of June 28, 2002. Capitalized terms that are used and not defined in this Agreement but that are defined in the Reprop Merger Agreement shall have the meanings set forth in the Reprop Merger Agreement.

     3.4 "PARTIES" means the entities or individuals named in Part 2 hereof; and "Party" means any one of such Parties.

4.   RECITALS:

     4.1 Accel, Elamex, Elamex USA, and Reprop have entered into the Reprop Merger Agreement for the purpose of the merger of Reprop with and into Elamex USA-with Elamex USA to be the Surviving Corporation.

     4.2 Accel, Elamex, Elamex USA, and Reprop have agreed in the Reprop Merger Agreement that the Escrowed Shares (representing approximately 25% of the Elamex shares otherwise due to Accel pursuant to the Reprop Merger Agreement) shall be made subject to the terms and provisions of this Agreement.

     4.3 Accel, Elamex, Elamex USA, and Reprop desire to provide herein a mechanism for the holdback of the Escrowed Shares and for the delivery of all or part of the Escrowed Shares to Accel or for the delivery of all or part of the Escrowed Shares back to Elamex USA conditioned upon the events described herein.

     4.4 Escrow Agent is willing to act as Escrow Agent with respect to the receipt, holding, and delivery of the Escrowed Shares, all in accordance with the terms, provisions, and conditions of this Agreement.

5. AGREEMENTS: NOW, THEREFORE, in consideration of the mutual agreements, covenants, and provisions contained in this Agreement, together with other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby adopt the definitions set forth in Parts 2 and 3 hereof, acknowledge that the recitals in Part 4 are substantially correct, and further agree as follows:

     5.1 DEPOSIT OF ESCROWED SHARES. Concurrently with the execution hereof and pursuant to subsections 5.2(b)(2)(B) and 5.7(b)(1)(B) of the Reprop Merger Agreement, Elamex USA and Accel shall deliver and deposit with Escrow Agent the Escrowed Shares (i.e., one certificate in the name of Accel representing Ninety-one Thousand Seven Hundred Twenty-three (91,723) restricted shares of the common stock of Elamex together with a duly executed stock power relating thereto).

     5.2  TERMS OF ESCROW.

          (A) HOLDING OF ESCROWED SHARES BY ESCROW AGENT. Escrow Agent shall hold the Escrowed Shares in escrow until the Escrowed Shares are delivered out of escrow pursuant to this section 5.2 or as otherwise set forth in the Agreement.

          (B)  DELIVERY OF ESCROWED SHARES BY ESCROW AGENT.

               (1) ADDITIONAL DEFINED TERMS. The terms defined in this subsection 5.2(b)(1) shall have the meanings herein specified for all purposes of this Agreement, unless the context clearly otherwise requires:

                    (A) "FRANKLIN AUDITED NET INCOME (LOSS) FOR 2002" means the audited net income (loss) before taxes of Mt. Franklin Holdings and its subsidiaries for calendar year 2002 calculated using generally accepted accounting principles consistently applied and consistent with accounting principles used in the audited financial statements of Mt. Franklin Holdings and its subsidiaries for the year ended December 31, 2001; provided, however, that there shall be appropriate adjustments in arriving at the Franklin Audited Net Income (Loss) for 2002 to eliminate the incremental effects of any asset write-ups, depreciation thereon, liability accruals, or similar items that are the result of the transactions contemplated by this Agreement and the Azar Agreement, the Kids Holding Agreement, and the Franklin Inmobiliarios Agreements.

                    (B) "FRANKLIN AUDITED NET INCOME FOR 2003" means the audited net income before taxes of Mt. Franklin Holdings and its subsidiaries for calendar year 2003 calculated using generally accepted accounting principles consistently applied and consistent with accounting principles used in the audited financial statements of Mt. Franklin Holdings and its subsidiaries for the years ended December 31, 2001, and December 31, 2002; provided, however, that there shall be appropriate adjustments in arriving at the Franklin Audited Net Income for 2003 to eliminate the incremental effects of any asset write-up, depreciation thereon, liability accruals, and similar items that are the result of the transactions contemplated by this Agreement and the Azar Agreement, the Kids Holding Agreement, and the Franklin Inmobiliarios Agreements; and provided further, however, that if the audited net income (loss) before taxes of Mt. Franklin Holdings and its subsidiaries for calendar year 2003 shall be a net loss, then and in such event the Franklin Audited Net Income for 2003 shall be deemed to be zero ($0.00) for all purposes of this Agreement.

                    (C) "FRANKLIN BASE NET LOSS FOR 2002" means the positive amount of one million two hundred twenty thousand dollars ($1,220,000).

                    (D) "FRANKLIN GROSS LOSS FOR 2002" means the sum of the Franklin Audited Net Income (Loss) for 2002 PLUS the Franklin Base Net Loss for 2002.

                         By way of example only: if the Franklin Audited Net Income (Loss) for 2002 were a net (loss) of ($1,970,000), then the Franklin Gross Loss for 2002 would be ($750,000) - i.e., ($1,970,000) PLUS
                         $1,220,000.

                         By way of example only: if the Franklin Audited Net Income (Loss) for 2002 were a net (loss) of ($5,000,000), then the Franklin Gross Loss for 2002 would be ($3,780,000) - i.e., ($5,000,000) PLUS
                         $1,220,000.

                    (E) "FRANKLIN CLAW-BACK LOSS" means the sum of the Franklin Gross Loss for 2002 PLUS the Franklin Audited Net Income for 2003.

                         By way of example only and using the same numbers as used in the first example in subsection 5.2(b)(1)(D) above: if the Franklin Gross

                         Loss for 2002 were ($750,000) and the Franklin Audited Net Income for 2003 were a net income of $3,000,000, then the Franklin Claw-Back Loss would be $2,250,000 - i.e., the ($750,000) PLUS $3,000,000. In this example the Franklin Claw-Back Loss is a positive number and the effect is that the Franklin Claw-Back Loss is zero.

                         By way of example only and using the same numbers as used in the second example in subsection 5.2(b)(1)(D) above: if the Franklin Gross Loss for 2002 were ($3,780,000) and the Franklin Audited Net Income for 2003 were a net income of $3,000,000, then the Franklin Claw-Back Loss would be ($780,000) - i.e., the ($3,780,000) PLUS $3,000,000.

               (2) DETERMINATION OF FRANKLIN AUDITED NET INCOME (LOSS) FOR 2002. Notice of the Franklin Audited Net Income (Loss) for 2002 shall be given Escrow Agent by Elamex USA and Accel as soon as practicable, including a complete copy of such financial statements with the auditors report manually signed.

               (3)  DELIVERY OF ESCROWED SHARES IF FRANKLIN AUDITED NET INCOME
                    (LOSS) FOR 2002 IS ($1,220,000) OR LESS. If the Franklin Audited Net Income (Loss) for 2002 is ($1,220,000) or less - i.e., if it is not a loss of greater than such amount, then and in such event Escrow Agent shall forthwith deliver all certificates representing the Escrowed Shares out of escrow to Accel. Anything herein to the contrary notwithstanding, upon such delivery of the certificates representing the Escrowed Shares to Accel pursuant to this subsection 5.2(b)(3), Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Shares or this Agreement, Elamex USA shall promptly pay to Escrow Agent all monies which may be owed Escrow Agent for Escrow Agent's services and expenses hereunder, and this Agreement shall be deemed terminated and of no further force or effect, and subsection 5.2(b)(4) hereof shall not apply.

               (4)  DELIVERY OF ESCROWED SHARES IF FRANKLIN AUDITED NET INCOME
                    (LOSS) FOR 2002 IS GREATER THAN ($1,220,000). If the Franklin Audited Net Income (Loss) for 2002 is greater than ($1,220,000) - i.e., if it is a loss of greater than such amount), then and in such event Escrow Agent shall continue to hold the Escrowed Shares until a reasonable time after Escrow

                    Agent has received notice in 2004 of the Franklin Audited Net Income for 2003.

                    (A) DETERMINATION OF FRANKLIN AUDITED NET INCOME FOR 2003. Notice of the Franklin Audited Net Income for 2003 shall be given Escrow Agent by Elamex USA and Accel as soon as practicable, including a complete copy of such financial statements with the auditors report manually signed.

                    (B) DETERMINATION OF FRANKLIN CLAW-BACK LOSS. As soon as practicable after the Franklin Audited Net Income for 2003 shall have been determined and notice thereof given to Escrow Agent, Elamex USA and Accel shall determine the Franklin Claw-Back Loss and shall give notice thereof to Escrow Agent.

                    (C) IF FRANKLIN CLAW-BACK LOSS IS ($3,341,991.06) OR GREATER. If the Franklin Claw-Back Loss is ($3,341,991.06)1 or greater and subject to right of Accel set forth in subsection 5.2(c), then and in such event Escrow Agent shall deliver all certificates representing the Escrowed Shares out of escrow to Elamex USA. Escrow Agent shall give notice to Accel of Escrow Agent's intent to deliver such certificates to Elamex USA, and Accel shall have twenty (20) days after such notice to exercise its right set forth in subsection 5.2(c) and pay for the Escrowed Shares. Anything herein to the contrary notwithstanding, upon such delivery of the certificates representing the Escrowed Shares to Elamex USA or Accel pursuant to this subsection 5.2(b)(4)(C), Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Shares or this Agreement, Elamex USA shall promptly pay to Escrow Agent all monies which may be owed Escrow Agent for Escrow Agent's services and expenses hereunder, and this Agreement shall be deemed terminated and of no further force or effect, and subsection 5.2(b)(4)(D) hereof shall not apply.

                    (D) IF FRANKLIN CLAW-BACK LOSS IS GREATER THAN $0.00 BUT LESS THAN ($3,341,991.06). If the Franklin Claw-Back Loss is greater than zero dollars but less than ($3,341,991.06) and subject to right of Accel set

--------------------------
1 $3,341,991.06 times 50% times 50.1% times 65.738% equals $550,338.  $550,338 divided by $6 equals 91,723.

                         forth in subsection 5.2(c), then and in such event Escrow Agent shall deliver the Escrowed Shares out of escrow as follows:

                         (1) ESCROWED SHARES TO ELAMEX USA. The number of Escrowed Shares that shall be delivered by Escrow Agent out of escrow to Elamex USA shall be determined by multiplying the Franklin Claw-Back Loss by 16.467%2 and dividing the product thus derived by $6.00.

                              By way of example only: if the Franklin Claw-Back Loss were ($780,000), then the number of Escrowed Shares that Escrow Agent would deliver out of escrow to Elamex USA would be 21,407 Escrowed Shares - i.e., ($780,000) times 16.467% divided by $6.00.

                              Escrow Agent shall give notice to Accel of Escrow Agent's intent to deliver such certificates to Elamex USA, and Accel shall have twenty (20) days after such notice to exercise its right set forth in subsection 5.2(c) and pay for the Escrowed Shares.

                         (2) ESCROWED SHARES TO ACCEL. The remaining Escrowed Shares, after the delivery out of escrow to Elamex USA pursuant to subsection 5.2(b)(4)(D)(1), shall be delivered by Escrow Agent out of escrow to Accel.

                              By way of example only: if the number of Escrowed Shares otherwise delivered out of escrow to Elamex USA were 21,407, then the number of Escrowed Shares to be delivered out of escrow to Accel would be 70,316 - i.e., 91,723 minus 21,407.

                         Anything herein to the contrary notwithstanding, upon such delivery of all of the Escrowed Shares to Elamex USA and Accel pursuant to this subsection 5.2(b)(4)(D), Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Shares or this Agreement, Elamex USA shall promptly pay to Escrow Agent all monies which may be owed Escrow Agent for Escrow Agent's services and expenses hereunder, and this Agreement shall be deemed terminated and of no further force or effect.

-------------------------
2 50% times 50.1% times 65.738% equals 16.467%.

               (C) RIGHT OF ACCEL TO PURCHASE ESCROWED SHARES. Anything to the contrary herein notwithstanding, if pursuant to the terms and provisions of this Agreement any Escrowed Shares would otherwise be delivered back to Elamex USA, then and in such event Accel shall have the right to purchase the applicable Escrowed Shares for the payment to Elamex USA of six dollars ($6.00) per share.

               (D) ADDITIONAL UNDERSTANDINGS BETWEEN ELAMEX USA AND ACCEL. For purposes of determining net income (loss) before taxes of Mt. Franklin Holdings and its subsidiaries for any period described herein or any other amounts described herein, the following shall apply:

                    (1) Elamex USA agrees that it will cause Mt. Franklin Holdings and its subsidiaries to be operated in a manner not to intentionally affect the computation or determination of the Franklin Claw-Bank Loss.

                    (2) Elamex USA agrees that it will promptly deliver to Accel complete copies of the Franklin Audited Net Income (Loss) for 2002, as well as the Franklin Audited Net Income for 2003, before the same shall be given Escrow Agent. Further, Elamex USA agrees that it will likewise deliver its computation of the Franklin Claw-Back Loss before the same shall be given Escrow Agent. In each case and anything herein to the contrary notwithstanding, Accel shall have a reasonable period of time to review such information and shall have reasonable access to the books and records of Mt. Franklin Holdings and its subsidiaries, as well as the ability to meet and discuss any questions and seek such additional information as Accel shall feel it needs from the chief financial officer of Elamex USA or Mt. Franklin Holdings and its subsidiaries; and Elamex USA agrees that it will not deliver any of such information to Escrow Agent until Accel shall be reasonably satisfied that all calculations have been properly made and applied.

                    (3) The shelter agreement between Franklin Connections and Elamex, or its subsidiary, will remain in effect under its current terms and conditions.

                    (4) The Juarez candy building lease or guaranty between Franklin Connections and Confecciones de Juarez, S.A. de C.V., will remain in effect under no less favorable terms and conditions, except that it will be treated as a capital lease.

                    (5) Except for direct expenses incurred on behalf of Mt. Franklin Holdings and its subsidiaries, Elamex and its subsidiaries will not make any charges to Mt. Franklin Holdings and its subsidiaries for any general corporate overhead.

                    (6) In the case that the current CFO of Mt. Franklin Holdings and its subsidiaries provides CFO services to Elamex, and its subsidiaries, his salary including benefits shall be prorated between Elamex, and its subsidiaries, and Mt. Franklin Holdings and its subsidiaries.

                    (7) At its option, Elamex USA can continue to keep in place the $3,000,000 subordinated loan made to Franklin Connections accruing interest at 12% per annum.

                    (8) To the extent Elamex and its subsidiaries are required to make funds available to Mt. Franklin Holdings and its subsidiaries to fund short term working capital requirements in addition to the minimum of $7.5 million of new equity already contemplated, Elamex and its subsidiaries shall be entitled to receive interest on such funds based on commercial lending rates not to exceed the same rate charged by JPMorgan Chase Bank on its line of credit.

                    (9) In the event that Elamex and its subsidiaries are required to make additional funds available to Mt. Franklin Holdings and its subsidiaries in order to maintain financial covenants required by any lender to Mt. Franklin Holdings and its subsidiaries or to fund capital expenditures for Phase I or II or to fund payments for long term slotting arrangements, Elamex and its subsidiaries may do so by making subordinated loans with interest not to exceed twelve percent (12%) per annum.

     5.3  DUTIES AND OBLIGATIONS OF ESCROW AGENT.

          (A) SPECIFICALLY PROVIDED DUTIES AND OBLIGATIONS. The Parties agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. Escrow Agent's duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of Escrow Agent's gross negligence or willful misconduct.

          (B) ADVICE OF COUNSEL. Escrow Agent may consult with counsel of Escrow Agent's choice, and shall not be liable for any action taken, suffered, or omitted by Escrow Agent in accordance with the advice of such counsel.

          (C) NOT BOUND BY OTHER AGREEMENTS; AMENDMENT TO THIS AGREEMENT. Escrow Agent shall not be bound in any way by the terms of any other agreement to which Elamex USA and Accel are parties, whether or not Escrow Agent has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by Elamex USA or Accel, or any other party thereto. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, or rescission of this Agreement unless the same shall be in writing and signed by each of Elamex USA and Accel, and agreed to in writing by Escrow Agent.

          (D) UNCERTAIN OR CONFLICTING DEMANDS. In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder or shall receive instructions, claims, or demands which, in Escrow Agent's opinion, are in conflict with any of the provision of this Agreement, Escrow Agent shall be entitled to refrain from taking any action, other than to keep safely all Escrowed Shares held in escrow, until Escrow Agent shall jointly be directed otherwise in writing by Elamex USA and Accel or by a final award of an arbitrator or a final judgment of a court of competent jurisdiction.

          (E) RELIANCE UPON WRITTEN DOCUMENTS. Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate, or document which Escrow Agent, in good faith, believes to be genuine. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable in any respect on account of the identity, authority, or rights of the persons executing or delivering or purporting to execute or deliver any such documents, security, or endorsement.

          (F) NO REQUIRED LEGAL PROCEEDINGS. Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings that may be instituted against Escrow Agent or with respect to the Escrowed Shares.

          (G) RESIGNATION OF ESCROW AGENT; REPLACEMENT OF ESCROW AGENT. If Escrow Agent at any time, in Escrow Agent's sole discretion, deems it necessary or advisable to relinquish custody of the Escrowed Shares, Escrow Agent may do so by giving at least 30 days written notice to the other Parties of Escrow Agent's intention and thereafter delivering the Escrowed Shares to any other escrow agent mutually agreeable to Elamex USA and Accel, or, if no such escrow agent shall be selected within 20 days of Escrow Agent's notification to Elamex USA and Accel of Escrow Agent's desire to so relinquish custody of the Escrowed Shares, then and in such event Escrow Agent may choose a replacement Escrow Agent hereunder. Upon delivery of the Escrowed Shares to the replacement Escrow Agent, the Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Shares or this Agreement and Elamex USA shall promptly pay to Escrow Agent all monies which may be owed Escrow Agent for Escrow Agent's services and expenses hereunder.

               For any reason (including Escrow Agent's death or inability to serve hereunder), Elamex USA and Accel may jointly name a replacement Escrow Agent by giving at least 30 days written notice thereof to the other Parties. Escrow Agent shall thereupon deliver the Escrowed Shares to such replacement Escrow Agent. Upon delivery of the Escrowed Shares to the replacement Escrow Agent, the Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Shares or this Agreement and Elamex USA shall promptly pay to Escrow Agent all monies which may be owed Escrow Agent for Escrow Agent's services and expenses hereunder.

          (H) NO FIDUCIARY DUTY BY ESCROW AGENT TO ELAMEX USA OR ACCEL. This Agreement shall not create any fiduciary duty on Escrow Agent's part to Elamex USA or Accel, nor disqualify Escrow Agent from representing any Party in any dispute with any other Party, including any dispute with respect to the Escrowed Shares. Accel understands, acknowledges, and agrees that Escrow Agent has acted and will continue to act as counsel to Elamex USA.

     5.4 ESCROW AGENT COMPENSATION AND EXPENSES. Escrow Agent shall be entitled to reasonable compensation for serving as Escrow Agent, as well as reimbursement of all costs and expenses incurred in connection herewith. Elamex USA shall pay all Escrow Agent compensation and expenses hereunder.

     5.5 INDEMNIFICATION. Elamex USA and Accel, jointly and severally, hereby indemnify and hold the Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities, and expenses that may be incurred, directly or indirectly, by the

          Escrow Agent, arising out of or in connection with Escrow Agent's acceptance of appointment as the Escrow Agent hereunder or the performance of Escrow Agent's duties pursuant to this Agreement, including all legal costs and expenses of the Escrow Agent incurred defending itself against any claim or liability in connection with Escrow Agent's performances hereunder and the costs of recovery of amounts pursuant to this section 5.5. Notwithstanding the foregoing, Escrow Agent shall not be entitled to indemnification for any losses, damages, taxes, liabilities, and expenses arising as a direct result of Escrow Agent's gross negligence or willful misconduct.

     5.6  MISCELLANEOUS:

          (A) ENTIRE AGREEMENT; INTEGRATION. This Agreement and the Reprop Merger Agreement constitute the entire agreement between and among the Parties pertaining to the subject matter hereof, and supersedes all written or oral, prior, or contemporaneous agreements, representations, warranties, or understandings of the Parties pertaining or with respect thereto. No covenant, representation, or condition not expressed herein shall affect or be deemed to interpret, change, or restrict the express provisions hereof.

          (B) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement and shall not be deemed merged into any documents delivered at the time of such execution and delivery of this Agreement or the closing hereunder.

          (C) BINDING NATURE; NO ASSIGNMENTS. The covenants and agreements contained herein shall bind and inure to the benefit of the Parties hereto, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns; provided, however, that nothing in this subsection shall be deemed to permit the conveyance, transfer, assignment, or delegation, expressly, by operation of law, or otherwise, by any Party of any right or interest herein without the prior written consent of the other Party. Anything herein to the contrary notwithstanding, however, no permitted assignment or other disposition of all or any part of a Party's interests herein shall relieve such Party of its obligations hereunder.

          (D) FURTHER ACTION. The Parties each agree to execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary and appropriate to achieve the purposes hereof.

          (E)  TIME IS OF THE ESSENCE. Time is of the essence in this Agreement.

          (F) AMENDMENTS, MODIFICATIONS, APPROVALS, AND CONSENTS. Any amendment, modification, alteration, or supplement hereto, or any approval or consent requested of any Party, shall be ineffective unless it is in writing and signed by the Party against whom enforcement is sought.

          (G) PARTIES IN INTEREST; NO THIRD-PARTY BENEFICIARIES. Except as specifically set forth herein, nothing in this Agreement is intended to confer any right or remedy under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over or against any Party to this Agreement.

          (H) NOTICES. Any notice, consent, request, directive, demand, or other communication made hereunder, pursuant hereto, or in accordance herewith by any Party intended for any other Party shall be in writing and shall be physically delivered, sent by facsimile (fax) if a fax number is included for the other Party in part 2 hereof, sent by nationally recognized overnight delivery service (with receipt requested), or sent by registered or certified mail, properly addressed and return receipt requested with postage prepaid, to such other Party at the address set forth in Part 2 hereof, unless such other Party shall have previously designated a different address or fax number by due notice hereunder. The Escrow Agent shall be given copies of all notices given by any Party under this Agreement.

               Notices hereunder that are physically delivered shall be deemed effective and complete at the time of the delivery thereof with written evidence of such delivery. Notices hereunder that are given by facsimile (fax) shall be deemed effective and complete at the time such facsimile (fax) is successfully sent with printed or written evidence of such successful sending. Notices hereunder that are given by nationally recognized overnight delivery service shall be deemed effective and complete the next business day. Notices hereunder that are given by mail shall be deemed effective and complete as of the applicable delivery date set forth on the requested return receipt.

          (I) COSTS AND EXPENSES. Except as may be otherwise specifically set forth herein or as otherwise agreed to by the Parties, each Party shall bear its own costs and expenses (including attorneys and accountants fees and costs) in connection herewith and in connection with all things required to be done by such Party hereunder.

          (J) NO BROKERAGE COMMISSIONS, FINDERS FEES, OR SIMILAR COSTS. Each of the Parties hereby represents and warrants that there is no claim for brokerage commissions, finders fees, or similar costs or fees in connection with the transactions contemplated by this Agreement. Each of the Parties hereto will pay or discharge, and will indemnify, defend, and hold harmless the other Party from and against, any and all claims for any such brokerage commissions, finders fees, or similar costs or fees incurred by reason of any action taken by such indemnifying Party.

          (K) ATTORNEYS FEES. If any legal action or other proceeding is brought or commenced by any Party to enforce any of the terms hereof because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to receive as additional compensation hereunder or as additional damages under such action all necessary and reasonable attorneys fees, expenses, and costs, both before and after judgment, in addition to any other relief to which such Party may be entitled.

          (L) GOVERNING LAW. This Agreement shall be governed in all respects and construed according to the laws of the state of Texas applied to contracts made and to be fully performed entirely within the state of Texas between residents of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas, unless any obligations hereunder shall be invalid or unenforceable under such laws, in which event the laws of the state whose laws can apply to and validate the obligations hereunder shall apply. This Agreement shall be deemed executed in El Paso, Texas.

          (M) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever used herein, the word "or" shall mean

               "and/or," unless the context clearly otherwise requires. Whenever used herein, the word "including" shall mean "including without limitation," and the word "include" shall mean "include without limitation."

          (N) RIGHTS AND REMEDIES. The rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions. Each of the Parties confirms that damages may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threatened breach of any provision hereof, it being the intention of this subsection 5.12(n) to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder shall be enforceable in equity as well as at law or otherwise.

          (O) ARBITRATION. Anything herein to the contrary notwithstanding, any controversy or dispute arising out of or relating to this Agreement or its subject matter which the Parties are unable to resolve within thirty (30) days after written notice by one Party to the other Party of the existence of such controversy or dispute, may be submitted to binding arbitration by any Party. If so submitted to arbitration, the matter shall be finally settled by binding arbitration conducted in accordance with the then current rules and procedures of the American Arbitration Association. Such arbitration shall take place in El Paso, Texas. The decision by the arbitrator on any matter submitted to arbitration shall be binding and conclusive upon the Parties, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, as the case may be, and they shall comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the state and federal courts within the state of Texas for the entry of judgment with respect to the decision of the arbitrator hereunder. Judgment upon the award may be entered in any state or federal court within the state of Texas or any other court having jurisdiction.

          (P) NO WAIVER. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, term, or condition hereof or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, duty, agreement, term, or condition, whether or not similar. Any Party by notice pursuant to the terms hereof may, but shall be under no obligation, waive any of its rights or any condition or conditions to its obli-gations hereunder, or any covenant, duty, agreement, term, or condition of any other Party. No waiver shall constitute a continuing waiver or affect or alter the remainder hereof, and each and every other covenant, duty, agreement, term, and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

          (Q) SEVERABILITY. In the event that any condition, covenant, term, or other provision contained herein is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder hereof and shall in no way affect any other condition, covenant, term, or provision contained herein. If such condition, covenant, term, or other provision shall be deemed invalid due to its scope and breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

          (R) COVENANT OF GOOD FAITH. Each Party agrees to act reasonably and in good faith in the performance of any acts required of such Party hereunder.

          (S) FORCE MAJEURE. No Party shall be responsible for delays or failure in performance resulting from acts beyond the reasonable control of such Party. Such acts shall include acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental regulation imposed after the fact, fires, communication line failures, power failures, earthquakes, or other disasters.

          (T) TITLES AND CAPTIONS. All part, section, subsection, and other titles, headings, and captions herein are included for purposes of convenience only, and shall not be deemed a part hereof and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof.

          (U) PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

          (V) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement binding on the executing Parties if each Party named in
               Part 2 hereof shall have executed at least one counterpart signature page of this Agreement notwithstanding that all of the Parties are not signatories of the same full copy of this Agreement or the same counterpart signature page of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement on or as of the date first set forth above.


        "ACCEL"                          ACCEL, S.A. DE C.V.
                                        A Mexican Corporation




                              By      /s/ Carlos G. Hernandez
                                ---------------------------------------
                                          Carlos G. Hernandez
                                               President




        "ELAMEX"                         ELAMEX, S.A. DE C.V.
                                        A Mexican Corporation




                              By      /s/ Richard P. Spencer
                                ---------------------------------------
                                          Richard P. Spencer
                                               President




        "ELAMEX USA"                     ELAMEX USA, CORP.
                                        A Delaware Corporation




                              By      /s/ Richard P. Spencer
                                ---------------------------------------
                                          Richard P. Spencer
                                               President



        "REPROP"                         REPROP CORPORATION
                                        A Delaware Corporation




                              By      /s/ Carlos G. Hernandez
                                ---------------------------------------
                                          Carlos G. Hernandez
                                               President

        "ESCROW AGENT"                /s/ Krege B. Christensen
                               ---------------------------------------
                                          Krege B. Christensen
                                            Attorney at Law